UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 31, 2007

TYCO INTERNATIONAL LTD.

 (Exact Name of Registrant as Specified in its Charter)

Bermuda	98-0390500
(Jurisdiction of Incorporation)	(IRS Employer Identification Number)

001-13836

 (Commission File Number)

Second Floor, 90 Pitts Bay Road

 Pembroke, HM 08, Bermuda

 (Address of Principal Executive Offices, including Zip Code)

441-292-8674

 (Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐               Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐               Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐               Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐               Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.02             TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT

Termination of Five-Year Credit Agreement

On May 30, 2007, the five-year credit agreement, dated as of December 16, 2004, among Tyco International Group S.A. (“TIGSA”), a wholly-owned subsidiary of Tyco International Ltd. (the “Company”), the Company, as the parent guarantor, Bank of America, N.A., as Paying Agent, Co-Administrative Agent and lender, Citicorp USA, Inc., as Co-Administrative Agent and lender, and the other financial institutions party thereto (the “Five-Year Credit Agreement”) was terminated prior to its scheduled expiration date of December 16, 2009. The Five-Year Credit Agreement provided for a $1 billion revolving credit facility and contained customary affirmative, negative and financial covenants and events of default.  The Five-Year Credit Agreement has been replaced by three new revolving credit agreements, each dated as of April 25, 2007, among Tyco International Finance S.A.., the Company, and the lenders named therein (the “TIFSA Revolving Credit Agreement”), Covidien International Finance S.A., the Company, and the lenders named therein (the “CIFSA Revolving Credit Agreement”) and  Tyco Electronics Group S.A., the Company, and the lenders named therein (the “CIFSA Revolving Credit Agreement”; the TIFSA Revolving Credit Agreement, the CIFSA Revolving Credit Agreement and the TEGSA Revolving Credit Agreement collectively referred to as the “New Revolving Credit Agreements”) entered into in connection with the Company’s planned separation into three independent, publicly-traded companies.  No early termination penalties were incurred by TIGSA or the Company.

Termination of Three-Year Credit Agreement

On May 30, 2007, the three-year credit agreement, dated as of December 22, 2003, among TIGSA, the Company, as the parent guarantor, Bank of America, N.A., as Paying Agent and lender, and the other financial institutions party thereto (the “Three-Year Credit Agreement”) was terminated prior to its scheduled expiration date of December 21, 2007 (extended from an original expiration date of December 22, 2006). The Three-Year Credit Agreement provided for a $1.5 billion revolving credit facility and contained customary affirmative, negative and financial covenants and events of default.  The Three-Year Credit Facility has been replaced by the New Revolving Credit Agreements.  No early termination penalties were incurred by TIGSA or the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TYCO INTERNATIONAL LTD.
(Registrant)

By:	/s/ John S. Jenkins, Jr.
	Name:	John S. Jenkins, Jr.
	Title:	Vice President and Secretary

Date: May 31, 2007